EXHIBIT 10.1
                             AMENDED AND RESTATED
                         PURCHASE AND SALE AGREEMENT

     THIS AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (this "Agreement"), dated September 1, 2005, is between DELTA PETROLEUM CORPORATION ("Delta"), having an address of 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202, and SAVANT RESOURCES LLC, a Colorado limited liability company ("Savant"), 730 Seventeenth Street, Suite 410, Denver, Colorado 80202-3510. Delta and Savant shall be referred to herein, individually, as a "Party," and, collectively, as the "Parties."

                                   Recitals

     A. Savant owns or controls an undivided fifty percent (50%) of the operating rights and working interests in approximately 279,160 gross acres of certain leasehold estates created by the oil and gas leases (the "CRB Leases") described in Exhibit A-1 hereto, insofar as the CRB Leases cover the land (the "CRB Land") described in Exhibit A-1 hereto. The CRB Leases are subject to and burdened by those certain agreements, contracts, instruments, declarations and orders (collectively, the "CRB Contracts") described in Exhibit A-2 hereto, including, that certain Acquisition and Exploration Agreement, dated October 24, 2002, between Savant and EnCana Oil & Gas (USA) Inc. ("EnCana"), as amended (collectively, the "EnCana Agreement") (a copy of which is attached as Exhibit A-3 hereto). Also, Savant owns or controls an undivided 0.75% of the operating rights and working interests (the "Savant Reversion) after Project Payout (as defined in Section 14 of the EnCana Agreement) in approximately 462,412 gross acres as described in Exhibit A-1 hereto. In addition, Savant has the right to acquire fifty percent (50%) of the operating rights and working interests in additional CRB Leases of additional CRB Lands consisting of approximately 141,000 gross acres acquired directly by Delta from third parties for the benefit of Delta and Savant, which additional CRB Leases and CRB Lands are also described on Exhibit A-1 hereto.

     B. Savant desires to sell and assign, and Delta desires to purchase and acquire all of Savant's right, title and interest in and to the CRB Leases and CRB Contracts in accordance with the terms and conditions of this Agreement.

     C. Piceance Gas Resources, LLC, a Colorado limited liability company ("Piceance Gas"), was organized in accordance with that certain Piceance Gas Resources, LLC Limited Liability Company Agreement (the "Piceance Gas Agreement"), dated effective as of February 14, 2005, among Orion Energy Partners L.P., Teton Piceance LLC and PGR Partners, LLC (a copy of which is attached as Exhibit B-3 hereto). Piceance Gas owns certain rights and interests in and to the leasehold estates created by the oil and gas leases (the "Piceance Leases") described in Exhibit B-1 hereto, insofar as the Piceance Leases cover the land (the "Piceance Land") described in Exhibit B-1 hereto. The Piceance Leases are subject to and burdened by those certain agreements, contracts, instruments, declarations and orders (collectively, the "Piceance Contracts") described in Exhibit B-2 hereto. The CRB Leases and the Piceance Leases shall be referred to herein, collectively, as the "Leases."

     D. PGR Partners, LLC, a Colorado limited liability company ("PGR"), was organized in accordance with that certain PGR Partners, LLC Operating Agreement (the "PGR Agreement"), dated effective as of January 14, 2005, as amended (a copy of which is attached as Exhibit B-4 hereto). PGR owns a 25% membership interest in Piceance Gas (the "Piceance Gas Interest"). Savant owns a 69.703125% membership interest in PGR (the "PGR Interest").

     E. Savant desires to sell and assign, and Delta desires to purchase and acquire the PGR Interest in accordance with the terms and conditions of this Agreement.

                                   Agreement

     IN CONSIDERATION OF TEN DOLLARS ($10.00), the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

     1. Purchase and Sale. In consideration of the payment by Delta to Savant of the Purchase Price (as defined in Section 3 below), and subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 9 below), Savant agrees to sell and assign, and Delta agrees to purchase and acquire all of Savant's right, title and interest in and to the following (collectively, the "Assets"), but reserving and excepting unto Savant the Excluded Assets (as described in Section 1(g) below):

          (a)  CRB Leases.  The CRB Leases;

          (b)  CRB Contracts. The CRB Contracts;

          (c) Savant Reversion The Savant Reversion and the Relinquished Override (as described in Section 15 of the EnCana Agreement).

          (d)  PGR Interest.  The PGR Interest.

          (e) Data. Subject to Section 1(g)(ii) below, copies of all geological, geophysical, engineering and technical data, reports and information in Savant's possession including, all raw and processed data, and interpretations, write-ups, presentations and reports therefrom, the well logs from the BN # 1-9 well, MT data, seismic data, magnetic tapes and field notes (collectively, the "Data").

          (f) Records. Subject to the Excluded Assets below, copies of the CRB Leases, the CRB Contracts, the Piceance Leases, the Piceance Contracts and all other documents related to the Assets in Savant's possession or control or to which Savant has access through Piceance Gas or PGR (collectively, the "Records").

          (g) Excluded Assets. Notwithstanding anything to the contrary, Savant hereby expressly reserves and excepts from the Assets all of the following (the "Excluded Assets"):

               (i) All existing overriding royalty interests, other than the Relinquished Override (as described in the EnCana Agreement), reserved by Savant or assigned by Savant to Savant's designees burdening the CRB Leases, and all overriding royalty interests to be assigned to or reserved by Savant pursuant to the terms of prior existing agreements or this Agreement to the extent that such overriding royalty interests do not reduce the net revenue attributable to the CRB Leases, below the net revenue interests reflected in Exhibit A-1 hereto.

               (ii) All agreements, data and other information that cannot be disclosed or assigned to Delta as a result of confidentiality arrangements under agreements between Savant and unaffiliated third parties. Notwithstanding the foregoing, Savant shall use its commercially reasonable efforts to obtain permission to deliver all such agreements, data and other information to Delta. To the extent that Savant is required to pay a transfer fee or additional license fee to obtain permission to deliver such agreements, data and other information, Savant shall not be obligated to deliver the same unless Delta shall agree to reimburse Savant for such fees.

               (iii) All income, revenue, receipts, proceeds, benefits, monies, refunds, credits, accounts receivable, gains, awards, settlements, adjustments, production (including all oil, natural gas, natural gas liquids or condensate inventory), or other amounts due or payable to Savant under, with respect to, or attributable to, any of the Assets with respect to any period prior to the Effective Date (as defined in Section 2 below).

               (iv) All claims and causes of action of Savant arising from or relating to the Assets and relating to and only to times prior to the Effective Date.

     2.   Effective Date.

          (a) Effective Date. The effective date of the purchase and sale of the CRB Leases shall be August 15, 2005, and the effective date of the purchase and sale of the PGR Interest shall be July 1, 2005 (as applicable, the "Effective Date"). Savant shall be responsible for and shall pay for all costs, expenses and charges allocable to the Assets for the period prior to the Effective Date, and Delta shall assume and pay for all costs, expenses and charges allocable to the Assets for the period on and after the Effective Date. Savant shall pay Delta for Savant's share of all leasehold acquisitions within the CRB Area reflected on Exhibit F hereto in which Savant elected to participate prior to the Effective Date. Savant shall be entitled to all cash, revenue, income, gain, refunds and benefits attributable to the Assets for the period prior to the Effective Date, and Delta shall be entitled to all cash, revenue, income, gain, refunds and benefits attributable to the Assets for the period on or after the Effective Date. All real property, ad valorem, personal property, severance, production and similar taxes arising in connection with or related to the Assets shall be prorated as of the Effective Date. Savant shall pay all such items for all periods prior to the Effective Date, and shall be entitled to all refunds and rebates with regard to such periods. If Delta pays additional taxes or charges assessed upon or levied against any of the Assets after Closing with respect to any period prior to the Effective Date, Savant shall promptly reimburse Delta the amount thereof upon presentation of a receipt therefor. If Savant elects to challenge the validity of such assessment or levy, or any portion thereof, Delta shall extend reasonable cooperation to Savant in such efforts, at no expense to Delta.

          (b) Settlement Statement. On or before September 29, 2005, Delta shall deliver to Savant a written settlement statement (the "Settlement Statement") with a detailed description of all the adjustments described in
Section 2(a) above and any Defect Adjustment pursuant to Section 4(c) below. Upon request, Delta shall deliver to Savant reasonable back-up detail on the items contained in the Settlement Statement. On or before October 14, 2005, Savant and Delta shall use their reasonable efforts in good faith to agree upon all adjustments contained within the Settlement Statement, and the Party owing any amount pursuant to the Settlement Statement shall pay such amount to the other Party.

     3. Purchase Price. In consideration of the assignment by Savant to Delta of Savant's interest in the Assets (as defined in Section 1 above), and subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 9 below), Delta shall pay to Savant an amount (the "Purchase Price") equal to Seventy-Two Million Two Hundred and Seventy-Five Thousand Three Hundred and Thirteen Dollars ($72,275,313.00 US) for Savant's interest in the Assets in accordance with the allocation between the CRB Leases and the PGR Interest described in Exhibit H hereto.

     4.   Title Review.

          (a) Title Data. Savant shall make available to Delta in Savant's office copies of all oil and gas leases, federal and state lease forms, option agreements, proof of payment, affidavits of heirship, title opinions, federal and state lease status reports, rental receipts, correspondence and any other title material in Savant's possession relating to the Assets (collectively, the "Title Data"). The Title Data shall be provided by Savant to Delta hereunder without representation or warranty as to the accuracy, completeness or correctness thereof.

           (b) Title Defect Notice. If Delta determines that any of the CRB Leases acquired after April 1, 2005 but prior to August 15, 2005, or any of the Piceance Leases are subject to any Title Defects (as defined below), on or before September 30, 2005, Delta shall deliver to Savant written notice (the "Title Defect Notice") of such defects, along with written documentation, to the extent available and in reasonable detail, describing such Title Defects. Any Title Defect that is not contained in the Title Defect Notice shall be deemed waived. The Parties, cooperatively, shall use commercially reasonable efforts in good faith to curethe Title Defects to the Parties' reasonable satisfaction.

           (c) Defect Adjustment. If any Title Defects are not cured or removed to Delta's reasonable satisfaction on or before the Closing, and Delta does not waive such Title Defects, at the Closing, Savant and Delta shall use their reasonable efforts in good faith to agree upon mutually agreeable reduction in the Purchase Price for each of the Leases which are affected by each such uncured and unwaived Title Defects (the "Defect Adjustment"). Delta shall be deemed to have relinquished to Savant all of Delta's right, title and interests in, to and under the CRB Leases to the extent, and only to the extent, the CRB Leases are affected by such uncured and unwaived Title Defects, and, at the Closing, Savant shall reserve unto Savant all right, title and interest in and to the specific portion of such CRB Leases which are affected by such Title Defect in the CRB Assignment (as described in Section 8(a) below). . If the Defect Adjustment for the CRB Leases is less than one percent (1%) of the Purchase Price allocable to the CRB Leases, no adjustment shall be made to the Purchase Price. If the Defect Adjustment for the CRB Leases is more than ten percent (10%) of the Purchase Price allocable to the CRB Leases, either Delta or Savant shall have the right to terminate this Agreement, by written notice delivered to the other Party on or before the Closing. If the Defect Adjustment for the PGR Interest is less than one percent (1%) of the Purchase Price allocable to the PGR Interest, no adjustment shall be made to the Purchase Price. If the Defect Adjustment for the PGR Interest is equal to or greater than one percent (1%) of the Purchase Price allocable to the PGR Interest, Delta shall have the right, in Delta's sole and absolute discretion, to terminate this Agreement in its entirety. The Parties hereby acknowledge and agree that acceptance or rejection of title to the PGR Interest is in toto with no proportionate adjustment to be made. Further, the Parties acknowledge and agree that the Title Defect procedure pursuant to this Section shall be Delta's sole and exclusive remedy against Savant with respect to the Title Defects, and such Title Defects shall not be deemed to be a breach of Savant's representations pursuant to Section 5 below.

         (d) Title Defect. For purposes of this Agreement, a "Title Defect" shall mean any lien, encumbrance or defect which renders Savant's title to the CRB Leases, or Piceance Gas' right to the Piceance Leases or Savant's interest in PGR or PGR's interest in Piceance Gas less than marketable, excluding Permitted Encumbrances (described in Section 4(e) below). If a Title Defect may be cured or resolved by means of commercially reasonable acts within the control of Buyer (i.e. obtaining instruments previously missing in the chain of title), such defect shall not be considered a Title Defect for purposes of this Agreement. For purposes of this Agreement, "marketable" shall mean title:

              (i) as to the CRB Leases (on a lease by lease basis) obligates Savant to bear not more than that share of costs and expenses relating to development of and operations on the land covered by each lease equal to such Savant's net mineral acres covered by such lease divided by the gross mineral acres in the land covered by such lease;

              (ii) as to the CRB Leases (on a lease by lease basis) entitles Savant to receive not less than that share of oil and gas produced from the land covered by each lease equal to Savant's net mineral acres covered by each lease divided by the gross mineral acres in the land covered by the lease, multiplied by the net revenue interest reflected in Exhibit A-1 and B-1 hereto;

              (iii) is free and clear of all mortgages and liens, except liens for taxes not delinquent, excluding any and all mortgages, deeds of trust, financing statements or security agreements covering a lessor's fee estate in and under the leases to the extent placed of record after the recording of the applicable lease;

              (iv) entitles Savant to not less than 69.703125% of the rights and benefits of membership in PGR;

              (v) entitles PGR to not less than 25% of the rights and benefits of membership in Piceance Gas;

              (vi) as to the Piceance Leases (on a lease by lease basis) obligates Piceance Gas to bear not more than a proportionate 100% working interest; and

as to the Piceance Leases (on a lease by lease basis) entitles Piceance Gas to receive not less than a proportionate 78.75% net revenue interest.

          (e) Permitted Encumbrances. For purposes of this Agreement, "Permitted Encumbrance" shall mean:

               (i) the terms and conditions of the CRB Leases, the CRB Contracts, the Piceance Leases and the Piceance Contracts;

               (ii) lessor's royalties, overriding royalties, and net profits interests, reversionary interests and similar burdens, if the effect of such burdens do not reduce the net revenue interest described in Exhibits A-1 or B-1 hereto;

               (iii) preferential rights to purchase and required third party consents to assignments and similar agreements, exclusive of governmental consents or approvals, with respect to which prior to Closing:
(A) waivers or consents are obtained from the appropriate parties; or (B) the appropriate time period for asserting such rights has expired without an exercise of such rights;

               (iv) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained subsequent to such sale or conveyance and neither Savant nor Deltar has no reason to believe they cannot be obtained;

               (v) conventional rights of reassignment requiring less than one hundred eighty (180) days notice to the holders of such rights;

               (vi) liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

               (vii) vendors', carriers', warehousemen's, repairmen's mechanics', workmen's, materialmen's, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due;

               (viii) any claim that those certain royalty deeds from Eaton Shale Company to various parties conveying perpetual non-participation royalty interests equal to 2.5% of all oil and gas produced from the Piceance Land may be deemed to be an undivided 2.5% percent unleased fee mineral interest in and under the Piceance Land: and

               (ix)  such Title Defects as Delta may have waived.

     5. Savant's Representations. Savant hereby represents to Delta as follows:

          (a) Existence. Savant is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. PGR is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. Piceance Gas is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado.

          (b) Authority. This Agreement has been duly authorized, executed and delivered on behalf of Savant and, on or before the Closing, all documents and instruments required hereunder to be executed and delivered by Savant shall have been duly authorized, executed and delivered. This Agreement does, and such documents and instruments will, constitute valid, legal and binding obligations of Savant in accordance with their terms subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (c) No Conflict. Savant has the power and authority necessary to enter into and perform this Agreement and the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Savant, and the transactions contemplated hereby, will not, with the passage of time or the giving of notice or both: (i) violate any provision of Savant's limited liability company operating agreement; (ii) violate any judgment, order, ruling or decree applicable to Savant as a party in interest; (iii) violate any law applicable to Savant or to this Agreement; or
(iv) result in the creation or imposition of any lien on Savant's interests in the CRB Leases or the PGR Interest, as applicable.

          (d) CRB Leases. Savant hereby warrants title to Savant's interest in the CRB Leases, free and clear of all liens, encumbrances and defects of title arising by, through or under Savant, but not otherwise, and subject to the terms and conditions of this Agreement, the EnCana Agreement, the CRB Contracts, the CRB Leases, the Permitted Encumbrances, and a proportionate part of the landowners' and overriding royalties interests reflected in the net revenue interests described in Exhibit A-1 hereto.

         (e) PGR Interest. Savant owns all of the PGR Interest, and owns such PGR Interest free and clear of all liens, claims and encumbrances, other than those arising under: (a) the PGR Agreement; and (b) applicable federal and state securities laws. The sale of the PGR Interest by Savant to Delta will not violate the terms of any agreement with the other owners of membership interests in PGR, or with PGR itself, cause a dissolution of PGR or give rise to a right of first refusal or similar right on behalf of PGR or any other member of PGR.

         (f) Piceance Gas Interest. PGR owns all of the Piceance Gas Interest, and owns such Piceance Gas Interest free and clear of all liens, claims and encumbrances, other than those arising under: (a) the Piceance Gas Agreement; and (b) applicable federal and state securities laws. The sale of the PGR Interest by Savant to Delta will not violate the terms of any agreement with the other owners of membership interests in Piceance Gas, or with Piceance Gas itself, cause a dissolution of Piceance Gas or give rise to a right of first refusal as to the Piceance Gas Interest, or similar right, on behalf of Piceance Gas or any other member of Piceance Gas.

         (g) Piceance Gas Leases. Piceance Gas owns the Piceance Gas Leases, free and clear of all liens, encumbrances and defects of title arising by, through or under Piceance Gas, but not otherwise, and subject to the terms and conditions of this Agreement, the PGR Agreement, the Piceance Gas Agreement, the Piceance Contracts and the Piceance Leases, the Permitted Encumbrances and a proportionate part of the landowners' and overriding royalties interests all as reflected in the net revenue interests described in Exhibit B-1 hereto.

         (h) PGR Financials. Savant has delivered to Delta the unaudited financial statements of PGR (the "PGR Financials") dated June 30, 2005. To Savant's knowledge, the PGR Financials: (i) are accurate, correct and complete in all material respects and are in accordance with the books of account and records of PGR; (ii) have been prepared on a consistent basis throughout the indicated periods; and (iii) fairly present in all material respects the financial condition, assets and liabilities, results of operations and cash flows of PGR at the dates and for the relevant periods indicated.

         (i) Piceance Gas Financials. Savant has delivered to Delta the unaudited financial statements of Piceance Gas (the "Piceance Gas Financials") dated June 30, 2005. To Savant's knowledge, the Piceance Gas
Financials: (i) are accurate, correct and complete in all material respects and are in accordance with the books of account and records of Piceance Gas;
(ii) have been prepared on a consistent basis throughout the indicated periods; and (iii) fairly present in all material respects the financial condition, assets and liabilities, results of operations and cash flows of Piceance Gas at the dates and for the relevant periods indicated.

         (j) Litigation. Except as disclosed in Exhibit C hereto, there is no suit, action or proceeding by any person or entity or by an administrative agency or governmental body, and no legal administrative or arbitration proceeding pending or, to Savant's actual knowledge, threatened against Savant or the Assets, which on the date hereof is still pending or threatened, and which, if adversely determined, would impair or prohibit the consummation of the transactions contemplated hereby.

         (k) Brokers. Savant has not incurred any liability for brokers or finders fees relating to the transactions contemplated by this Agreement for which Delta shall have any responsibility whatsoever.

     6. Delta Representations. Delta hereby represents to Savant as follows:

         (a) Existence. Delta is a corporation validly existing and in good standing under the laws of the State of Colorado.

         (b) Authority. This Agreement has been duly authorized, executed and delivered on behalf of Delta and, at the Closing, all documents and instruments required hereunder to be executed and delivered by Delta shall have been duly authorized, executed and delivered. This Agreement does, and such documents and instruments will, constitute valid, legal and binding obligations of Delta in accordance with their terms subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (c) No Conflict. Delta has the power and authority necessary to enter into and perform this Agreement and the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Delta, and the transactions contemplated hereby, will not, with the passage of time or the giving of notice or both: (i) violate any provision of the organizational agreements of Delta; (ii) violate any judgment, order, ruling or decree applicable to Delta as a party in interest; (iii) violate any law applicable to Delta or to this Agreement; or (iv) result in the creation or imposition of any lien on the Assets.

         (d) Experience. By reason of Delta's experience and knowledge in the evaluation, acquisition and operation of similar interests, Delta has evaluated the merits and risks of the proposed investment in the Assets, and has formed an opinion based solely upon Delta's experience and knowledge, and not upon any representations or warranties by Savant, other than as specifically set forth herein.

         (e) Investment Representation. In acquiring an interest in the Assets, Delta is acquiring such interest for Delta's own account for investment purposes only and not with a view to resale or distribution. Delta recognizes that such interest is speculative and involves substantial risk, and that Savant has not made any guaranty upon which Delta has relied concerning the possibility or probability of profit or loss as a result of Delta's interest in the Assets.

         (f) Financial Ability. Delta is an "accredited investor" as defined in Rule 502 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, has the financial ability to perform its obligations pursuant to this Agreement, and has the financial ability to sustain the loss of its entire investment hereunder.

         (g) Due Diligence. Delta is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and securities of entities involved in oil and gas matters. In entering into this Agreement and consummating the transactions contemplated by this Agreement, Delta has relied and shall rely solely on the express representations and covenants of Savant in this Agreement, and the documents delivered by or made available to Delta by Savant pursuant to this Agreement, Delta's independent investigation of and judgment with respect to the investment hereunder and the advice of Delta's own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments or statements of any representatives of, or consultants or advisors engaged by Savant. Except for the representations set forth in Section 5 above, or elsewhere as specifically provided in this Agreement, Delta is acquiring Savant's interest in the Assets "AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT RECOURSE."

         (h) No Brokers. Delta has incurred no liability, contingent or otherwise, for broker's, finder's or consultant's fees or other compensation or interests in connection with this transaction for which Savant shall have any responsibility whatsoever.

     7.   Covenants.

         (a) Savant Covenants. Savant hereby covenants and agrees with Delta as follows:

              (i) Commencing immediately upon execution of tis Agreement, Savant shall make available to Delta in Savant's offices all information in its possession related to the Assets, including without limitation, all information related to the CRB Leases and all information with respect to PRG and Piceance in Savant's possession or control.

              (ii) For all periods of time from the Effective Date through and includingthe Closing, Savant represents that it has used, and that it will, use, Savant's commercially reasonable efforts in good faith: (A) to maintain the Assets in full force and effect; (B) to pay or cause to be paid all costs and expenses incurred in connection therewith in substantially the same manner as Savant has previously paid such costs and expense; (C) to perform and comply with all material covenants and conditions contained in the CRB Leases, the CRB Contracts, the PGR Agreement, the Piceance Agreement, the Piceance Leases and the Piceance Contracts.

              (iii) Prior to the Closing, without the prior written consent of Delta (which consent shall not be unreasonably withheld by Delta), Savant shall not: (A) enter into any new agreements or commitments with respect to the Assets which extend beyond the Closing; (B) except in an emergency situation, commit to any expenditures with respect to any of the Assets in excess of Fifty Thousand Dollars ($50,000); (C) release or abandon all or any portion of any of the CRB Leases; (D) modify, amend or terminate any of the CRB Leases or the CRB Contracts; or (E) encumber, sell or otherwise dispose of any of the Assets. Except as disclosed on Schedule 7.a.iii hereto, from the Effective Date through the date of this Agreement, Savant and/ or Piceance Gas has not committed to any expenditures with respect to any of the Assets which exceed fifty thousand dollars ($50,000) , net to Savant's interest.

              (iv) Savant shall promptly notify Delta of any suit, action or other proceeding before any court or governmental agency and any cause of action that relates to the Assets or that might result in impairment or loss of Savant's title to any portion of the Assets or the value thereof arising or threatened between the date of this Agreement and the Closing.

              (v) Savant shall use its commercially reasonable efforts to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the sale of Savant's interest in the Assets and the transactions contemplated by this Agreement and to assure that, as of the Closing, Savant will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

              (vi) Savant shall use commercially reasonable efforts to cause Aall the representations and warranties of Savant contained in this Agreement to be true and correct on and as of the Closing. To the extent the conditions precedent to the obligations of Delta are within the control of Savant, Savant shall use commercially reasonable efforts to cause such conditions to be satisfied on or prior to the Closing and, to the extent the conditions precedent to the obligations of Delta are not within the control of Savant, Savant shall use Savant's commercially reasonable best efforts to cause such conditions to be satisfied on or prior to the Closing Date.

          (b) Delta Covenants. Delta hereby covenants and agrees with Savant as follows:

              (i) Delta shall use its commercially reasonable efforts to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the purchase of Savant's interest in the Assets and the transactions contemplated by this Agreement and to assure that, as of the Closing Date, Delta will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

              (ii) Delta shall use commercially reasonable efforts to cause all the representations and warranties of Delta contained in this Agreement to be true and correct on and as of the Closing. To the extent the conditions precedent to the obligations of Savant are within the control of Delta, Delta shall use commercially reasonable efforts to cause such conditions to be satisfied on or prior to the Closing and, to the extent the conditions precedent to the obligations of Savant are not within the control of Delta, Delta shall use Delta's commercially reasonable best efforts to cause such conditions to be satisfied on or prior to the Closing.

     8.   Conditions to Closing.

          (a) Delta's Conditions. The obligations of Delta to consummate the transactions contemplated by this Agreement are subject, at the option of Delta, to the satisfaction or waiver of the following conditions:

               (i) All representations and warranties of Savant contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing.

               (ii) Savant shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Savant at or prior to the Closing.

               (iii) The Board of Directors of Delta shall have approved this Agreement on or before August 31, 2005.

               (iv) Delta shall have obtained the right to acquire one hundred percent (100%) of the membership interests in PGR.

               (v) Savant owns legal record title to a portion of the CRB Leases as nominee for the benefit of Captiva Resources, Inc., JEL Resources, LLC, MSW Resources, Inc., and VFC Company, LLC (collectively, the "Participants"). Each of the Participants shall have entered into an agreement with Savant whereby the Participants assign their beneficial interests in the CRB Leases and ratify this Agreement with respect to the CRB Leases including, without limitation, the provisions in Section 11 hereof. The form of such ratification shall be delivered at the Closing.

               (vi) Savant shall have entered into consulting agreement satisfactory to Delta, covering a period of not less than two (2) years, with Kurt Constenius.

               (vii) Delta shall have received assurances which, in its sole discretion, are acceptable to determine that the claims disclosed on Exhibit C hereto, will not serve to divest Delta of title to any of the Assets to be transferred pursuant to this Agreement. The Parties hereby acknowledge and agree that this provision shall be Delta's sole and exclusive remedy against Savant with respect to the claims disclosed on Exhibit C hereto, and such claims shall not be deemed to be a breach of Savant's representations pursuant to Sections 5(e) and 5(f) above.

          (b) Savant's Conditions. The obligations of Savant to consummate the transactions contemplated by this Agreement are subject, at the option of Savant, to the satisfaction or waiver of the following conditions:

               (i) All representations and warranties of Delta contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing.

               (ii) Delta shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Delta at or prior to the Closing.

               (iii) The Board of Directors of Savant shall have approved this Agreement on or before August 31, 2005.

          (c) Mutual Conditions. The obligations of Delta and Savant to consummate the transactions contemplated by this Agreement are subject, at the option of each Party, to the satisfaction or waiver by Parties of the following conditions:

               (i) There shall not be pending or instituted, threatened or proposed, any action or proceeding by or before any court or administrative agency or any other person challenging or complaining of, or seeking to collect damages or other relief in connection with, the transactions contemplated by this Agreement or which, if successful, would materially diminish the value of the Assets.

               (ii) No state or federal statute, rule, regulation or action shall exist or shall have been adopted or taken and no judicial or administrative decision shall have been entered (whether on a preliminary or final basis), that would prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement or make illegal the payments due hereunder.

     9. Closing. The closing (the "Closing") of the transactions described herein shall occur at Delta's offices in Denver, Colorado, on September 30, 2005 at 10:00 AM Mountain Time. At the Closing, the following shall occur:

          (a) CRB Assignment. Savant shall execute, acknowledge and deliver to Delta an assignment (the "CRB Assignment") of Savant's interest in and to the CRB Leases, the CRB Contracts Savant Reversion and the Relinquished Override, reserving and excepting unto Savant the Excluded Assets, substantially in the form of Exhibit D hereto. The CRB Assignment shall be subject to and burdened by all of the terms and conditions of this Agreement, the EnCana Agreement, the CRB Agreements and the CRB Leases, and Delta shall assume and agree to bear all of Savant's duties, obligations and liabilities arising in connection with or related thereto

          (b) PGR Assignment. Savant shall execute and deliver an assignment (the "PGR Assignment") of the PGR Interest in the form of Exhibit E hereto. The PGR Assignment shall be subject to and burdened by all of the terms and conditions of the PGR Agreement, and Delta shall assume and agree to bear all of Savant's duties, obligations and liabilities arising in connection with or related to the PGR Agreement.

          (c) Purchase Price. Delta shall pay to Savant the Purchase Price by cashier's or certified check, or wire transfer to the applicable Savant account (as designated in writing by Savant). The Parties shall use their commercially reasonable efforts to agree upon an allocation of the Purchase Price among each of the CRB Leases.

          (d) Data and Records. On or before ten (10) days after the Closing, Savant shall deliver to Delta the Data (as described in Section 1(e) above) and the Records (as described in Section 1(f) above).

          (e) CRB Phase II Agreement. Upon Closing, the CRB Phase II Agreement ("Phase II") dated March 1, 2004, by and between Savant and Delta shall terminate as to all provisions save and except provisions requiring assignment of interests between the parties. Upon completion of all assignment obligations, the remainder of Phase II shall terminate.

    10. Consent. The Parties hereby acknowledge and agree that EnCana has previously consented to assignments from Savant to Delta of interests under the EnCana Agreement, and EnCana's consent may not be required for the transaction contemplated hereby. In the event Delta elects to close this transaction prior to receiving consent from EnCana, after the Closing, the Parties hereby agree to use their commercially reasonable efforts in good faith to obtain the consent of EnCana to the assignment of Savant's interest in the EnCana Agreement hereunder.

    11.  Standstill Period and Savant Override.

         (a) Standstill Period. For a period commencing on the date of this Agreement and expiring on August 31, 2007 (the "Standstill Period"), Savant and/or the Participants shall not acquire any leasehold, working interests, operating rights, lease option, seismic option, farm-out, option farm-out, or acreage contribution agreements (collectively, "Additional Working Interests") covering the land (the "CRB Area") depicted in Exhibit F hereto, or covering the land (the "Piceance Area") depicted in Exhibit G hereto. During the Standstill Period, if Savant or any of the Participants acquire landowner royalty, overriding royalty or mineral interest in the CRB Area, save and except transactions among Savant ,the Participants and/ or the parties described in Section 11(c) below, Delta shall be entitled to acquire an undivided fifty percent (50%) of such interest by paying fifty percent (50%) of the acquisition costs.

          (b) Savant Override. During the Standstill Period, if Delta acquires any Additional Interests covering any of the land within the CRB Area, Delta shall promptly execute, acknowledge and deliver to Savant an assignment, in recordable form, of an overriding royalty interest (the "Savant Override") equal to three and one-half percent (3.50%) of 8/8ths of all oil, gas and other hydrocarbons produced, saved and marketed from the land covered by such Additional Working Interests, and all lands pooled, unitize or communitized therewith; provided, however, that the Savant Override shall be reduced to the extent that the Savant Override would reduce Delta's net revenue interest in such Additional Interest below a proportionate 83.50% net revenue interest. The Savant Override shall be proportionately reduced, on a lease-by-lease basis, to the extent a lease covers less than the entire oil and gas fee mineral interest, and to the extent that Delta acquires less than the entire leasehold estate created by such lease. The Savant Override shall be free and clear of all costs of drilling, development and operation, except for a proportionate share of costs for processing, transportation and taxes in accordance with the landowners' royalty under the applicable lease. The Savant Override shall not be paid or accrued on oil, gas or other hydrocarbons unavoidably lost, or used for operations, development or production purposes including, without limitation, re-pressuring or recycling operations or pressure maintenance. The Savant Override shall burden and apply to all extensions and renewals of the Additional Leases taken with six (6) months of the expiration or termination of such Additional Leases.


          (c) Additional Royalties. For a period commencing on the date of this Agreement and expiring on October 15, 2005, Delta shall not acquire any mineral, landowner's royalty or overriding royalty interests (collectively, "Additional Royalties") from Savant, the Participants, Kurt N. Constenius, David W. Bowen, Paul D. Hess, Ted L. Bezzerides, Ben E. Law or Edward J. Sterne, their affiliates, or their spouses, children or trusts for such parties, covering any land within the CRB Area. From and after October 15, 2005 and during the remainder of the Standstill Period (described in Section 11 above), if either Party (the "Acquiring Party") acquires any Additional Royalties, either directly or indirectly, the Acquiring Party shall deliver written notice thereof to the other Party (the "Receiving Party") describing the interest acquired, the actual cost thereof, and the offering the Receiving Party the opportunity to acquire the Receiving Party's proportionate share of such Additional Royalties in accordance with the terms and conditions hereof. For purposes of this Section 11(c), Savant's proportionate share shall be equal to fifty percent (50%), and Delta's proportionate share shall be equal to fifty percent (50%). The Receiving Party shall have thirty (30) days after receipt of such notice in which to elect to participate in such acquisition by written notice delivered to the Acquiring Party of the Receiving Party's election to participate along with payment of the Receiving Party's proportionate share of the cost of such acquisition. The failure of the Receiving Party to deliver to the Acquiring Party such written election, along with payment, within said time period shall be deemed conclusively to be an election not to participate in such acquisition. If the Receiving Party elects to participate in such Additional Royalties hereunder, the Acquiring Party shall promptly execute, acknowledge and deliver to the Receiving Party an assignment, in recordable form, of the Receiving Party's proportionate share of such Additional Royalties.

          (d) Information. Upon request by Savant, Delta shall deliver to Savant a written description of all Additional Working Interests and Additional Royalties acquired by Delta covering any land within the CRB Area. Upon request by Savant, Delta shall deliver to Savant copies of all information related to the CRB Area to which a working interest owner is entitled pursuant to the applicable operating agreement including, without limitation, daily reports, well data, tests and logs.

    12. Technical Support. For a period of two years from and after the date of the Closing, Savant agrees to make available to Delta Savant's management and technical personnel, including specifically Kurt Constenius from time to time, to assist Delta with evaluating, analyzing, interpreting, acquiring, marketing, exploring and developing prospects (collectively, the "Technical Support") on the CRB Land in accordance with the terms and conditions of this Section. Upon the request of Delta, Savant and Delta shall use their reasonable efforts in good faith to mutually agree upon an appropriate time commitment, budget and schedule for the Technical Support. Delta shall promptly reimburse Savant for costs and expenses incurred by Savant in connection with or related to the Technical Services including, without limitation, consulting fees, geologic and geophysical data, airfare, rental car, hotel, meals and other out-of-pocket expense incurred to third parties. Savant's obligation to perform the Technical Support for Delta hereunder shall be non-exclusive, and Savant and Savant's employees and consultants shall have the right to perform the Technical Support for Savant's own account and for third parties.

    13. Lynx Override. Pursuant to Section 17.2 of the Piceance Agreement, following completion of the 8 Wells (as described in the Piceance Agreement), PGR has the right to request from the required third parties an approval of an assignment (the "Lynx ORRI Assignment") of a proportionate 2.50% overriding royalty interest burdening the Piceance Leases from Piceance Gas to Lynx Energy Company, Inc. ("Lynx") or Lynx's designees. If all required third parties approve the Lynx ORRI Assignment, then Piceance Gas will execute the Lynx ORRI Assignment. Following the completion of the 8 Wells, Delta hereby agrees to request the required approvals for the Lynx ORRI Assignment in accordance with Section 17.2 of the Piceance Agreement. Lynx shall be deemed to be a third party beneficiary with respect to this Section 13, and Lynx shall have the right to enforce this covenant against Delta. Notwithstanding anything to the contrary in this Section 13, the Lynx ORRI Assignment shall not reduce the net revenue interest in the Piceance Leases below a proportionate 78.75% as to leases currently in existence and subject to the Piceance Agreement. As to leases hereafter acquired and subject to the Piceance Agreement, Lynx shall be entitled to its proportionate 2.50% overriding royalty interest regardless of whether the net revenue interest of the leasehold would fall below a proportionate 78.75% . Further, Delta shall designate Lynx or Lynx's designees as the party to receive the 2.5% overriding royalty interest (or proceeds of the interest) pursuant to Section 4 of that certain Area Of Mutual Interest Agreement, dated effective as of February 1, 2005, among PGR Partners, LLC, Teton Piceance LLC, and Orion Energy Partners, L.P., covering the Piceance Area.

    14. Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

          (a) By Delta if any condition set forth in Section 8(a) shall not be satisfied at the Closing.

          (b) By Savant if any condition set forth in Section 8(b) shall not be satisfied at the Closing.

          (c) By either Party if any condition set forth in Section 8(c) above shall not be satisfied at the Closing.

          (d) By the mutual written agreement of Delta and Savant.

          (e) Without any further action by Delta or Savant, if the Closing has not occurred on or before October 15, 2005.

    15.   Assumption and Indemnification.

          (a) From and after Closing, Delta shall comply with all applicable laws, rules, ordinances and regulations with respect to the Assets, and all terms, provisions and covenants in the Leases and all instruments in the chain of title to the Assets. Upon Closing, Delta shall assume and agree to bear all duties, obligations and liabilities accruing in connection with or related to the Assets from and after the Effective Date including, without limitation, all operations, royalty payments, rental payments, environmental matters, the proper plugging and abandonment of all wells, and the restoration of the surface of the land as may be required under the applicable lease or as may be required by any federal, state or local agency having jurisdiction. Subject to Section 15(b) below and any joint operating agreement to which the parties are subject,, from and after Closing, Delta shall indemnify, defend and hold harmless Savant and Savant's affiliates, and their respective officers, directors, shareholders, managers, members, employees, consultants, agents, representatives, accountants and attorneys from and against any and all claims, demands, causes of action, suits, judgments, fines, penalties, awards, settlements, losses, liabilities, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) (collectively, "Claims") arising in connection with or related to the Assets including, without limitation, environmental damage, property damage, personal injury or death and shall be Savant's sole and exclusive remedy with respect to such Claims..

           (b) Notwithstanding the foregoing, Savant shall indemnify, defend and hold harmless Delta and Delta's affiliates, and their respective officers, directors, shareholders, managers, members, employees, consultants, agents, representatives, accountants and attorneys from and against any and all Claims accruing in connection with or related to the Assets allocable to the period of time prior to the Effective Date including, without limitation, environmental damage, property damage, personal injury or death. Savant's indemnity contained in this Section shall apply only to any and all Claims arising from or related to this Agreement or the Assets (which in the case of the Assets are allocable to the period prior to the Effective Date), including, without limitation, matters related to the Assets accruing or arising prior to the Effective Date, and breaches by Savant of its representations, warranties and covenants contained herein, and shall be Delta's sole and exclusive remedy with respect to such Claims. Savant shall have no liability or obligation with respect to any such Claim hereunder unless Savant has received written notice of such Claim from Delta within two
(2) years after the Closing Date. Savant's indemnification obligations hereunder are subject to a One Million Dollar ($1,000,000.00) aggregate deductible to be paid by Delta and a total aggregate cap of all amounts to be paid by Savant pursuant to Savant's indemnification in this Section equal to the Purchase Price paid for the CRB Leases set forth in Section 3 above, as adjusted pursuant to the terms of this Agreement, and in no event shall Savant be liable to any person or combination of persons under this Section for more than said amount. Savant shall have no liability under this Section after the expiration of two (2) years after the Closing Date; provided, that nothing in this Section shall be deemed to extend the survival of any of Savant's representations, warranties or covenants contained herein that terminate at an earlier date pursuant to the terms of this Agreement. Notwithstanding anything to the contrary, Savant shall have no indemnity obligation pursuant to this Section 15(b) with respect to the Title Defects, the representations in Sections 5(d) and 5(g) above, or the claims described in Exhibit C hereto.

    16. Notices. All notices hereunder shall be deemed to be delivered, if in writing, upon the earlier of actual receipt by the Party to be notified, or three (3) days after deposit in the mail, postage prepaid, return receipt requested, certified or Federal Express, addressed as set forth below:

                   Savant Resources LLC
                   730 17th Street, Suite 410
                   Denver, CO 80202-3510
                   Attention:  Patterson Shaw
                   Phone: (303) 592-1905
                   Fax: (303) 592-1909

                   Delta Petroleum Corporation
                   370 Seventeenth St., Suite 4300
                   Denver, CO  80202
                   Attention:  John R. Wallace
                   Phone: (303) 293-9133
                   Fax: (303) 298-8251

Either Party may, upon written notice to the other Party, change the address and person to whom such communications are to be directed.

    17.   Miscellaneous.

          (a) Recitals. The recitals set forth above are intended to be a part of this Agreement and are hereby incorporated by reference in this Agreement.

          (b) Exhibits. All of the exhibits referred to in this Agreement are hereby incorporated by reference as if set forth in their entirety herein.

          (c) Integration. This Agreement, the exhibits hereto, and the documents to be delivered at the Closing constitute the entire understanding between the Parties with respect to the subject matter hereof, and supersede all prior negotiations, discussions and agreements relating to such subject matter.

          (d) Amendment. This Agreement may not be altered, or amended, nor any rights hereunder waived, except by an instrument in writing executed by the Party or Parties to be charged with such amendment or waiver.

          (e) Covenants. This Agreement and the terms, conditions and covenants herein shall be deemed to be covenants running with the Land, and a burden upon each Party's interest in the Land, for the benefit of the other Party's interest in the Land.

          (f) Survival. None of the provisions of this Agreement shall be deemed to have merged with any assignment or other instrument hereafter executed. The representations contained in Sections 5 (d) and 5(g) above shall terminate upon the Closing, and all of the other representations in this Agreement shall expire automatically two (2) years after the date of the Closing.

          (g) No Assignment. No Party shall assign or delegate, or contract to assign or delegate, any of its rights, interests, obligations or duties under this Agreement without the prior written consent of the other Parties which consent shall not be unreasonably withheld. A Party shall consent to an assignment if the assignee has the technical and financial ability to perform the duties and obligations of the assignor hereunder, and the assignor is in compliance with the terms and conditions of this Agreement. If a Party fails to respond to a request for consent to assignment hereunder on or before ten
(10) days after receipt of such request, such Party shall be deemed to have consented to such assignment hereunder. Any attempted assignment in breach of this provision shall be null and void. Any assignment hereunder shall be subject to the terms and conditions of this Agreement. Notwithstanding anything to the contrary herein, a Party shall have the right to assign to an Affiliate hereunder, without the prior written consent of the other Parties; provided, however that the assignor shall remain liable for all of the duties, obligations and liabilities hereunder. For purposes of this Agreement, "Affiliate" shall mean an entity which controls, is controlled by or under common control with a Party including, without limitation, a partnership in which a Party is the managing partner, or a limited liability company in which a Party is the manager.

          (h) Binding Effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and assigns.

          (i) No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any third party any benefits, rights or remedies except as provided in Section 13 above.

          (j) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado. The Parties hereby irrevocably consent to venue and jurisdiction in the City and County of Denver. In the event of any disputes between the Parties related to this Agreement, the prevailing Party shall recover court costs and reasonable attorneys' fees from the other Party. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES RESULTING FROM LOST PROFITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER OR NOT THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          (k)  Timing.  Time is of the essence of this Agreement.

          (l) Further Assurances. The Parties shall use their reasonable efforts in good faith to execute all documents and take all other action reasonably necessary to consummate the transactions contemplated by this Agreement.

          (m) Counterparts. This Agreement may be executed in counterparts, and each counterpart shall be deemed to be an original, but all of which shall be deemed to be one agreement. This Agreement shall be binding upon all of the Parties executing a counterpart hereof. This Agreement may be executed by telefax signatures.

     EXECUTED on the dates below the signatures hereto, to be effective for all purposes as of the Effective Date.

                              DELTA PETROLEUM CORPORATION


                              By:  /s/ Roger A. Parker
                                   Roger A. Parker, President

                              Date:  September 29, 2005


                              SAVANT RESOURCES LLC
                              By: Savant Operating Company, Manager


                              By:  /s/ Patterson Shaw
                                   Patterson Shaw, President

                              Date:  September 29, 2005